Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Amdocs Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value £0.01 per share	(1)	Other	2,200,000	$68.44	$150,568,000.00	0.0001381	$20,793.44

Total Offering Amounts:						$150,568,000.00		$20,793.44
Total Fee Offsets:								0.00
Net Fee Due:								$20,793.44

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Offering Note(s)

(1)	This Registration Statement on Form S-8 covers 2,200,000 ordinary shares, par value £0.01 per share (“Ordinary Shares”) of Amdocs Limited (the “Registrant”) (i) authorized for issuance under the Registrant’s 2023 Employee Share Purchase Plan, as amended (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Ordinary Shares that may become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

The Proposed Maximum Offering Price Per Unit is estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for the Registrant’s Ordinary Shares on the NASDAQ Global Select Market on February 12, 2026. The Maximum Aggregate Offering Price and amount of Registration Fee are rounded up to the nearest penny. There are no fee offsets.